UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   July 31, 2000

SCP POOL CORPORATION
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(Exact name of registrant as specified in its charter)

DELAWARE ————————————— (State or other jurisdiction of incorporation or organization)	0-26640 ————————————— (Commission File Number)	36-3943363 ————————————— (I.R.S. Employer Identification No.)

109 Northpark Boulevard, Covington, Louisiana ——————————————————————————— (Address of principal executive offices)	70433-5001 ——————————— (Zip Code)

Registrant’s telephone number, including area code:	(504) 892-5521 ———————————

SCP POOL CORPORATION

Item 2. Acquisition or Disposition of Assets

On July 31, 2000, SCP Pool Corporation (the “Company”), a Delaware corporation, completed its acquisition (the “Acquisition”) of the business of Superior Pool Products, Inc. (“Superior”), a Delaware corporation, pursuant to the terms of the Asset Purchase Agreement (the “Superior Purchase Agreement”), dated as of
June 14, 2000 among Arch Chemicals, Inc. (“Arch”), a Virginia corporation, the Company and Superior. The Superior Purchase Agreement was filed as an exhibit to the Company’s Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2000. The following discussion is only a summary and is qualified in its entirety by reference to the Superior Purchase Agreement.

Pursuant to the Superior Purchase Agreement, the Company acquired substantially all of the assets and assumed certain of the liabilities of Superior for a purchase price of approximately $25 million, subject to adjustment. The purchase price was financed by additional borrowings under the Company’s revolving line of credit with LaSalle National Bank. The amount of the consideration was determined by reference to the book value of the assets acquired and as a result of negotiations between the Company and Arch. Prior to the acquisition, there was no material relationship among Arch or Superior and the registrant or any of its affiliates, any director or officer of the registrant, or any associate of any such director or officer.

The assets acquired from Superior include swimming pool supplies inventory and fixed assets used in the distribution of swimming pool supplies. The Company intends to sell such inventory in the ordinary course of business and to continue to use such fixed assets in the distribution of swimming pool supplies.

SCP POOL CORPORATION

Item 7. Financial Statements and Exhibits

a. – b.	Financial statements of businesses acquired and pro forma financial information

The Acquisition did not meet the significance tests as defined in the instructions for Item 7 of Form 8-K, and therefore, neither financial statements of the business acquired nor pro forma financial information are required to be filed.

c.	Exhibits

Exhibit Number 10.1	Description Asset Purchase Agreement dated as of June 14, 2000, by and among the Company, Arch Chemicals, Inc. and Superior Pool Products, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on August 14, 2000.

SCP POOL CORPORATION By: /s/ Craig K. Hubbard ———————————————— Craig K. Hubbard Chief Financial Officer, Treasurer and Secretary

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SCP POOL CORPORATION

Index to Exhibits

10.1	Asset Purchase Agreement dated as of June 14, 2000, by and among the Company, Arch Chemicals, Inc. and Superior Pool Products, Inc. (1)

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(1)	Incorporated by reference to the respective exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2000.

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